                Exhibit 99.1

Media Contact: Roger Villareal Weber Shandwick 415.248.3425 rvillareal@webershandwick.com	Investor Contact: Peter Wong Peet’s Coffee & Tea, Inc. 510.594.2100 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS SECOND QUARTER 2004 RESULTS

EMERYVILLE, Calif. – July 28, 2004 – Peet’s Coffee & Tea, Inc. (NASDAQ:PEET), today announced second quarter results for the 13 week period ended June 27, 2004.

Total company net revenue for the quarter increased 15.4 percent to $33.6 million, compared to $29.1 million for the same period last year. Year-to-date sales increased to $66.1 million for the 26 weeks ended June 27, 2004, an increase of 17.1 percent over sales of $56.5 million for the same period last year.

Retail store revenue increased 11.4 percent to $23.5 million for the quarter. The company opened six new stores during the quarter, five of which were in the month of June. Year-to-date Retail store revenue increased 12.3 percent to $46.1 million primarily driven by the opening of 13 new stores in the last 12 months and continued growth in existing stores.

Specialty sales revenue increased 25.9 percent to $10.1 million for the quarter. Within Specialty, the grocery business continued to grow most rapidly, up 61.4 percent over last year driven by an increase in the number of grocery stores serviced and better performance within existing accounts. The foodservice business grew 21.5 percent, direct delivery sales were up 7.0 percent, and the office business grew 16.4 percent during the quarter. Year-to-date, Specialty sales revenue increased 30.0 percent to $20.0 million.

For the quarter, Peet’s recorded net income of $1.8 million, or $0.13 per share, compared to $1.5 million or $0.12 per share for the same period last year. Year-to-date net income was $3.6 million, or $0.26 per share, compared to $2.8 million, or $0.22 per share last year.

“We’re pleased with our performance this quarter and remain on track to deliver the guidance we have set for the full year,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea. “Our retail stores, both new and existing, are performing quite well and our specialty business is fundamentally strong across the board, led by grocery.”

The company reiterated its guidance for fiscal 2004 with sales growth between 15 and 17 percent, EPS of $0.60 per share and 15 to 20 new store openings.

Peet's Coffee & Tea, Inc. Q2 2004 Conference Call
The company will report its second quarter 2004 earnings results via conference call on Wednesday, July 28, 2004. The teleconference call will begin at 2 p.m. PDT/5 p.m. EDT.

The teleconference can be accessed by calling 1-800-289-0496 and using access code 382970. A replay of the teleconference will be available at 5 p.m. PDT/8 p.m. EDT at 1-888-203-1112, using access code 382970. The recording will be archived through midnight EDT on August 3, 2004. It will also be available at http://investor.peets.com/medialist.cfm through July 28, 2005.

Peet’s Coffee & Tea, Inc.
Reports Second Quarter 2004 Results

ABOUT PEET’S COFFEE & TEA, INC.

Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including specialty grocery and gourmet food stores, online and mail order, office and restaurant accounts and 83 company-owned stores in seven states. Peet’s is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to earnings and sale guidance for 2004 and expected new store openings in 2004. Because of the uncertainties inherent in these forward-looking statements, the Company’s actual results could differ materially from those set forth in forward-looking statements. The Company’s estimates regarding its operations and financial results are based on currently available operating, financial and competitive information. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, risks arising from accounting adjustments; the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 28, 2003.
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PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	June 27,	June 29,	June 27,	June 29,
	2004	2003	2004	2003

Retail stores	$23,449	$21,057	$46,146	$41,088
Specialty sales	10,102	8,023	20,001	15,390

Net revenue	33,551	29,080	66,147	56,478

Operating expenses:
Cost of sales and related occupancy expenses	15,359	13,273	30,213	25,989
Operating expenses	11,354	9,546	22,357	18,757
Marketing and advertising expenses	975	1,289	1,851	2,399
General and administrative expenses	1,786	1,493	3,503	2,862
Depreciation and amortization expenses	1,360	1,181	2,679	2,319

Total operating costs and expenses	30,834	26,782	60,603	52,326

Income from operations	2,717	2,298	5,544	4,152

Interest income, net	(241)	(225)	(428)	(473)

Income before income taxes	2,958	2,523	5,972	4,625

Income tax provision	1,183	984	2,388	1,804

Net income	$1,775	$1,539	$3,584	$2,821

Net income per share:
Basic	$0.13	$0.12	$0.27	$0.23
Diluted	$0.13	$0.12	$0.26	$0.22

Shares used in calculation of net income per share:
Basic	13,288	12,412	13,194	12,320
Diluted	14,013	13,100	13,813	12,948

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	June 27,	December 28,
	2004	2003

ASSETS

Current Assets
Cash and cash equivalents	$8,924	$30,263
Short-term investments	18,936	12,328
Accounts receivable	3,242	3,115
Income tax receivable	340	340
Inventories	13,294	10,720
Prepaid expenses and other	1,714	2,111

Total current assets	46,450	58,877

Property and equipment, net	34,973	32,322
Intangible and other assets, net	3,862	2,684
Long-term U.S. Government and Agency Securities	36,708	16,572

Total assets	$121,993	$110,455

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$5,606	$4,770
Accrued compensation and benefits	4,669	4,157
Accrued litigation expense	2,343	2,343
Other accrued liabilities	4,393	3,122

Total current liabilities	17,011	14,392

Deferred lease credits and other long-term liabilities	1,266	829

Total liabilities	18,277	15,221

Shareholders' equity
Common Stock	92,911	87,808
Accumulated other comprehensive income (loss), net of tax	(182)	23
Retained earnings	10,987	7,403

Total shareholders' equity	103,716	95,234

Total liabilities and shareholders' equity	$121,993	$110,455